                                                         1001 MCKINNEY
                                                         18th FLOOR
                                                         HOUSTON, TEXAS 77002
FRANKLIN, CARDWELL & JONES                               713.222.6025  TELEPHONE
A PROFESSIONAL CORPORATION                               713.222.0938  FACSIMILE

                                                         INTERNET:
                                                         http://www.fcj.com

June 17, 2003                                            EXHIBIT 5.1


Earth Search Sciences, Inc.
1729 Montana Highway 35
Kalispell, MT 59901


Gentlemen:

We have acted as counsel to Earth Search Sciences, Inc. (the "Company"), a Utah corporation, and have participated in the preparation and adoption of the 2003 Stock Compensation Plan (the "Plan") and the preparation of a Registration Statement on Form S-8 (the "Registration Statement") with respect to 15,000,000 shares (the "Shares") of Common Stock, $.001 par value, of the Company to be offered to directors, officers, employees and consultants of the Company pursuant to the Plan.

It is my opinion that the Shares have been duly authorized and that, when issued either pursuant to a grant of a stock award, upon the exercise of an option or the conversion of a warrant granted pursuant to the Plan, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our opinion regarding the legality of 15,000,000 shares of Earth Search Sciences, Inc. Common Stock, $.001 par value, to be issued upon either the grant of stock awards, exercise of options or conversion of warrants granted pursuant to the 2003 Stock Compensation Plan.



/s/ Franklin, Cardwell & Jones
FRANKLIN, CARDWELL & JONES